Exhibit 99

For immediate release:	Contact: Mariann Caprino
December 31, 2004	(212) 733-4554

FDA APPROVES PFIZER’S LYRICA™ FOR THE TREATMENT OF
THE TWO MOST COMMON FORMS OF NEUROPATHIC (NERVE) PAIN

NEW YORK, December 31, 2004 - Pfizer Inc said today that it has received approval from the U.S. Food and Drug Administration (FDA) to market Lyrica™ (pregabalin capsules) for the management of neuropathic pain associated with diabetic peripheral neuropathy (DPN) and postherpetic neuralgia (PHN). Lyrica is the first FDA-approved treatment for both of these neuropathic pain states, which are distinctly different from arthritis or musculoskeletal pain.

Developed by Pfizer, Lyrica has a newly defined mechanism of action. Lyrica will be available to physicians and patients in the near future.

“Lyrica is an important new therapy for millions of people suffering from the two most common neuropathic pain conditions as it provides rapid and sustained pain relief,” said Dr. Joseph Feczko, president of Worldwide Development at Pfizer. “Lyrica also represents a major achievement in Pfizer’s research program and confirms our leadership in bringing life-changing medicines to patients.”

Neuropathic pain, one of the most debilitating forms of pain, is caused by nerve damage that can result from underlying conditions, such as diabetes or shingles. Nearly half of the 18 million Americans with diabetes will develop some form of diabetic neuropathy over the course of their disease and about one in six diabetes patients will experience painful diabetic neuropathy. The pain of DPN is often described as burning, tingling, sharp, stabbing, or pins and needles in the feet, legs, hands or arms.

PHN is a complication of shingles, a painful outbreak of rash or blisters on the skin caused by a reactivation of the same virus that causes chicken pox. Each year, about 150,000 Americans develop PHN, which is often characterized as constant stabbing, burning, or electric shock-like sensation.

The efficacy of Lyrica was established in six double-blind, placebo-controlled trials, three involving patients with DPN and three involving patients with PHN. Lyrica provided rapid and clinically meaningful pain reduction in a significant portion of patients, with pain relief beginning as early as the first week of treatment in some patients. Pain relief was sustained in studies of up to 12-weeks duration.

The safety of Lyrica was established in over 9,000 patients. In all clinical trials, adverse events were mild to moderate. The most common side effects associated with Lyrica compared with placebo included dizziness, somnolence, dry mouth, peripheral edema, blurred vision, weight gain and difficulty with concentration/attention. The discontinuation rate due to side effects was low.

Lyrica is expected to be classified as a controlled substance in a category with lower potential for misuse or abuse relative to controlled substances in other categories.

Lyrica is currently under review by the FDA for the adjunctive treatment of partial seizures in adults. In July, Pfizer received European Commission approval to market Lyrica in European Union member states for the treatment of peripheral neuropathic pain and as adjunctive therapy for partial seizures.

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DISCLOSURE NOTICE: The information contained in this release is as of December 31, 2004. The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

This release contains forward-looking information about Lyrica that involves substantial risks and uncertainties. Such risks and uncertainties include, among other things, the controlled substance category in which Lyrica is classified, and the speed with which the product launch may be achieved, including the potential for difficulties or delays in manufacturing and marketing. A further list and description of risks and uncertainties can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and in its reports on Forms 10-Q and 8-K.